Part IV (continued)

Exhibit 21. Subsidiaries of the Registrant

     The Corporation or one of its subsidiaries beneficially owns 100% of the outstanding capital stock, voting securities and ownership interests of each of the corporations and limited partnerships listed below and all of the common securities of BancWest Capital I and First Hawaiian Capital I. The Corporation is indirectly the sole general partner of First Hawaiian Center Limited Partnership.

State or Other
Jurisdiction of
Name	Incorporation

Bank of the West	California
Eureka Investment Advisors, Inc.	California
First Bancorp	California
United California Capital	California
Trinity Capital Corporation	California
First National Bancorporation	California
Essex Credit Corporation	Connecticut
First Santa Clara Corporation	California
First Hawaiian Bank	Hawaii
Real Estate Delivery, Inc.	Hawaii
FH Center, Inc.	Hawaii
FHB Properties, Inc.	Hawaii
First Hawaiian Center, L.P.	Hawaii
Pacific One Dealer Center, Inc.	Hawaii
The Bankers Club, Inc.	Hawaii
Center Club, Inc.	Hawaii
First Hawaiian Leasing, Inc.	Hawaii
First Hawaiian Insurance, Inc.	Hawaii
Bishop Street Capital Management Corporation	Hawaii
KIC Technology 1, Inc.	Hawaii
KIC Technology 2, Inc.	Hawaii
KIC Technology 3, Inc.	Hawaii
FHL Lease Holding Company, Inc.	Hawaii
FHL SPC One, Inc.	Hawaii
BancWest Capital I	Delaware
First Hawaiian Capital I	Delaware

All subsidiaries were included in the Consolidated Financial Statements of the Corporation.

92  BancWest Corporation and Subsidiaries